Exhibit 99.1

For immediate release:

MEDIA CONTACT:
Kim Wiemuth
Corporate Communications
Kitty Hawk, Inc.
888-431-3137
kwiemuth@kha.com

RESULTS OF KITTY HAWK, INC. 2004 ANNUAL MEETING OF STOCKHOLDERS

DALLAS, TEXAS (July 13, 2004) – Kitty Hawk, Inc. (OTC Bulletin Board: KTHK) today announced the results of its 2004 Annual Meeting of Stockholders held at today at 8:00 a.m. at 1435 Private Road #1256, Iredell, Texas 76649.

Kitty Hawk stockholders voted to elect Robert W. Zoller, Jr., Gerald L. Gitner, Myron Kaplan, Robert A. Peiser, Joseph D. Ruffolo and Laurie M. Shahon to serve as directors of Kitty Hawk until Kitty Hawk’s 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

The stockholders also approved several amendments to Kitty Hawk’s Second Amended and Restated Certificate of Incorporation, as amended, to:

•	Increase Kitty Hawk’s authorized shares of common stock from 62,000,000 shares to 100,000,000 shares and the number of authorized shares of preferred stock from 3,000,000 shares to 10,000,000 shares;

•	Permit Kitty Hawk stockholders to act only at annual and special meetings and not by written consent;

•	Increase the vote required to amend Kitty Hawk’s Second Amended and Restated Bylaws;

•	Cause Kitty Hawk to elect to be governed by Section 203 of the Delaware General Corporation Law; and

•	Increase the vote required to make certain amendments to Kitty Hawk’s Second Amended and Restated Certificate of Incorporation.

Kitty Hawk filed a Certificate of Amendment to Kitty Hawk’s Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware after the adjournment of the Annual Meeting to effect the amendments described above.

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Finally, Kitty Hawk stockholders approved an amendment to the Kitty Hawk 2003 Long Term Equity Incentive Plan, or the Plan, to increase the number of shares of common stock authorized to be issued under the Plan to 7,000,000, effective June 30, 2005.

About Kitty Hawk, Inc.

As a recognized leader in air cargo customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, scheduled overnight air freight transportation to approximately 60 cities across North America including, Alaska, Hawaii, Toronto, Canada and San Juan, Puerto Rico. With more than 30 years experience in the aviation and air freight industries, Kitty Hawk plays a key connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 1,500 freight forwarders, integrated carriers and major airlines with its fleet of B727 freighter aircraft (and soon, new Boeing 737-300SF aircraft), its ground truck-network as well as its 239,000 square-foot cargo warehouse, US Customs clearance and sort facility at its Fort Wayne, Indiana hub.

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including pricing pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of Kitty Hawk’s customers and suppliers and developments in information and communications technology.

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